Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release April 28, 2022

TFS Financial Corporation Reports Second Quarter Balance Sheet Growth
(Cleveland, OH - April 28, 2022) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and six months ended March 31, 2022.
“While we are starting to see the impact of rising interest rates on refinances, our strength and stability allows us to continue our aggressive pursuit of purchase mortgages and equity lines of credit,” said Chairman and CEO, Marc A. Stefanski. "As a result, we’ve had a 50 percent increase in purchases, and a 30 percent increase in equity line originations compared to the first two quarters last year.”
Highlights - Second Quarter Fiscal Year 2022
•Reported net income of $15.8 million
•Continued improvement of net interest margin to 1.82%
•Generated $453 million of loan growth
•Maintained strong asset quality and recorded a $1 million release of provision for credit losses
•Paid a $0.2825 dividend per share
The Company reported net income of $15.8 million for the quarter ended March 31, 2022 compared to net income of $16.1 million for the quarter ended December 31, 2021. Net interest income increased compared to the prior quarter, net gain on sale of loans decreased, non-interest expense increased and there was a decrease in the release of provision for credit losses. Net income of $32.0 million was reported for the six months ended March 31, 2022 compared to net income of $48.0 million for the six months ended March 31, 2021. The change primarily consisted of a decrease in net gain on sale of loans and a decrease in the release of provision for credit losses, partially offset by an increase in net interest income and a decrease in non-interest expense.
Net interest income increased $4.9 million, or 8.5%, to $62.7 million for the quarter ended March 31, 2022 from $57.8 million for the quarter ended December 31, 2021. Net interest income increased by $3.4 million, or 2.9%, to $120.6 million, for the six months ended March 31, 2022 from $117.2 million for the six months ended March 31, 2021. The increases were primarily due to growth in the average balances of loans and decreased costs of funding. Borrowings that matured during the periods were replaced with lower cost funding and the majority of maturing certificates of deposits either repriced at lower interest rates or migrated to lower-priced non-maturity deposits. The interest rate spread for the quarter ended March 31, 2022 was 1.71% compared to 1.57% for the quarter ended December 31, 2021 and 1.54% for the quarter ended March 31, 2021. The net interest margin was 1.82%, 1.69%, and 1.67% for the quarters ended March 31, 2022, December 31, 2021 and March 31, 2021, respectively.
During the quarter ended March 31, 2022, there was a $1.0 million release of provision from the allowance for credit losses, bringing the total release of provision to $3.0 million for the six months ended March 31, 2022. A $6.0 million release of provision was recorded for the six months ended March 31, 2021. During both current and prior year periods, releases of provisions were primarily due to recoveries exceeding charge-offs and improvements in the economic trends and forecasts used to estimate credit losses for the reasonable and supportable periods. The allowance for credit losses was $90.9 million, or 0.69% of total loans receivable, at March 31, 2022 and included a $26.6 million liability for unfunded commitments. At September 30, 2021, the allowance for credit losses was $89.3 million, or 0.71% of total loans receivable and included a $25.0 million liability for unfunded commitments. The Company recorded $2.7 million and $4.7 million of net loan recoveries for the quarter and six months ended March 31, 2022, respectively, compared to $1.4 million and $2.6 million of net loan recoveries for the quarter and six months ended March 31, 2021, respectively.
Total loan delinquencies decreased $2.1 million to $22.9 million, or 0.17% of total loans receivable, at March 31, 2022 from $25.0 million, or 0.20% of total loans receivable, at December 31, 2021 and decreased $1.8 million from $24.7 million at September 30, 2021. Non-accrual loans decreased $4.1 million to $39.3 million, or 0.30% of total loans, at March 31, 2022 from $43.4 million at December 31, 2021 and decreased $4.7 million from $44.0 million, or 0.35% of total loans, at September 30, 2021.

Non-interest income decreased $2.6 million to $5.6 million for the quarter ended March 31, 2022 from $8.2 million for the quarter ended December 31, 2021. The decrease was primarily due to a $2.1 million decrease in net gain on the sale of loans and a $0.7 million decrease in death benefits from bank owned life insurance contracts. Non-interest income decreased $23.5 million to $13.7 million for the six months ended March 31, 2022 from $37.2 million for the six months ended March 31, 2021, mainly due to a decrease in the net gain on the sale of loans. There were $101.7 million of loans sold at a net gain of $2.3 million during the six months ended March 31, 2022 compared to $517.5 million of loans sold at a net gain of $25.4 million during the six months ended March 31, 2021.
Total non-interest expense increased $2.3 million, to $50.0 million for the quarter ended March 31, 2022, from $47.7 million for the quarter ended December 31, 2021. The increase was spread between marketing expense, third-party costs on loan originations and compensation expense. Total non-interest expense decreased $2.9 million, to $97.6 million for the six months ended March 31, 2022, from $100.5 million for the six months ended March 31, 2021. The decrease mainly consisted of a $2.7 million decrease in other operating expenses and a $1.6 million decrease in compensation expense, partially offset by a $1.1 million increase in marketing costs. The decrease in other operating expenses included a $1.6 million positive variance related to actuarial calculations on the defined benefit plan and a $1.1 million decrease in third-party costs for loan originations.
Total assets increased by $523.4 million, or 3.7%, to $14.58 billion at March 31, 2022 from $14.06 billion at September 30, 2021. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments, partially offset by a decrease in cash and cash equivalents.
Cash and cash equivalents decreased $117.6 million, or 24%, to $370.7 million at March 31, 2022 from $488.3 million at September 30, 2021. The decrease can be attributed to the reinvestment of liquid assets into loan products.
Loans held for investment, net of allowance and deferred loan expenses, increased $626.9 million, or 5.0%, to $13.14 billion at March 31, 2022 from $12.51 billion at September 30, 2021, primarily due to the level of loans originated and held for investment. The residential core mortgage loan portfolio increased $451.5 million, to $10.73 billion, and home equity loans and lines of credit increased $161.2 million, to $2.38 billion, during the six months ended March 31, 2022. Total first mortgage loan originations were $1.74 billion for the six months ended March 31, 2022 and $2.06 billion for the six months ended March 31, 2021 and included $587.0 of purchase originations during the current fiscal year-to-date period compared to $392.2 million during the same period last year. New equity line of credit commitments were $1.03 billion and $786.3 million, respectively, for the six months ended March 31, 2022 and March 31, 2021.
Deposits increased $14.7 million, or less than 1%, to $9.01 billion at March 31, 2022 from $8.99 billion at September 30, 2021. The increase was the result of a $271.8 million increase in checking accounts and a $72.8 million increase in savings accounts, partially offset by a $317.4 million decrease in certificates of deposit ("CDs") and a $11.7 million decrease in money market deposit accounts for the six months ended March 31, 2022. Total deposits included $453.9 million and $492.0 million of brokered CDs and $200.0 million and $0 of brokered checking accounts at March 31, 2022 and September 30, 2021, respectively. Brokered checking accounts were added during the quarter ended March 31, 2022, as an alternative source of funding in the management of interest rate risk.
Borrowed funds, all from the FHLB, increased $463.5 million, or 15.0%, to $3.56 billion at March 31, 2022 from $3.09 billion at September 30, 2021. The increase was primarily used to fund loan growth. During the six months ended March 31, 2022, additions included $590.0 million of overnight advances and $250.0 million of long term advances, partially offset by principal repayments. Also, during the six-month period, $250.0 million of 90 day advances and their related swap contracts matured and were paid off. The total balance of borrowed funds at March 31, 2022 consisted of $590.0 million of overnight advances, $888.3 million of term advances with a weighted average maturity of approximately 2.5 years and $2.1 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 2.4 years.
Total shareholders' equity increased $63.5 million, or 3.7%, to $1.80 billion at March 31, 2022 from $1.73 billion at September 30, 2021. Activity reflects $32.0 million of net income, a $57.0 million decrease in accumulated other comprehensive loss and $4.8 million of positive adjustments related to our stock compensation and employee stock ownership plans, reduced by $29.1 million of quarterly dividends and $1.2 million of repurchases of common stock. The decrease in accumulated other comprehensive loss is primarily due to a net positive change in unrealized gains and losses on swap contracts. During the six months ended March 31, 2022, a total of 69,059 shares of our common stock were repurchased at an average cost of $17.23 per share. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,822,020 shares remaining to be repurchased at March 31, 2022.
The Company declared and paid a quarterly dividend of $0.2825 per share during each the first and second quarters of the current fiscal year. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 13, 2021 member vote and the subsequent non-objection of the Federal Reserve, the MHC has the approval to waive the receipt of up to a total of $1.13 per share of possible dividends to be declared on the Company's common stock, including up to $0.2825 in dividends during the three months ending June 30, 2022. The MHC has conducted the member vote to approve the dividend waiver each of the past eight years under Federal Reserve regulations and for each of those eight years, approximately 97% of the votes cast were in favor of the waiver.
The Association operates under the caital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At March 31, 2022 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.99%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.30% and its total capital ratio was 19.85%. Additionally, the Company's Tier 1 leverage ratio was 12.66%, its Common Equity Tier 1 and Tier 1 ratios were each 22.24% and its total capital ratio was 22.79%. The current capital ratios of the Association reflect the dilutive impact of $56.0 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2021. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of March 31, 2022 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning April 29, 2022. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 25 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, five lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of March 31, 2022, the Company’s assets totaled $14.58 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, and regulatory and compliance risk;
●	our ability to access cost-effective funding;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the FRS and changes in the level of government support of housing finance;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses);

●	the inability of third-party providers to perform their obligations to us;
●	the effects of global or national war, conflict or acts of terrorism;
●	civil unrest;
●
cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and

●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	March 31, 2022	December 31, 2021	September 30, 2021
ASSETS
Cash and due from banks	$24,395	$23,885	$27,346
Other interest-earning cash equivalents	346,276	384,124	460,980
Cash and cash equivalents	370,671	408,009	488,326
Investment securities available for sale	443,222	423,842	421,783
Mortgage loans held for sale	—	38,064	8,848
Loans held for investment, net:
Mortgage loans	13,150,338	12,659,957	12,525,687
Other loans	2,589	2,705	2,778
Deferred loan expenses, net	47,372	45,954	44,859
Allowance for credit losses on loans	(64,324)	(63,576)	(64,289)
Loans, net	13,135,975	12,645,040	12,509,035
Mortgage loan servicing rights, net	8,464	8,761	8,941
Federal Home Loan Bank stock, at cost	162,783	162,783	162,783
Real estate owned, net	131	131	289
Premises, equipment, and software, net	35,417	36,364	37,420
Accrued interest receivable	30,908	30,320	31,107
Bank owned life insurance contracts	300,268	298,398	297,332
Other assets	93,050	80,799	91,586
TOTAL ASSETS	$14,580,889	$14,132,511	$14,057,450
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$9,008,347	8,933,279	$8,993,605
Borrowed funds	3,555,325	3,180,614	3,091,815
Borrowers’ advances for insurance and taxes	95,199	143,338	109,633
Principal, interest, and related escrow owed on loans serviced	33,034	35,655	41,476
Accrued expenses and other liabilities	93,236	86,255	88,641
Total liabilities	12,785,141	12,379,141	12,325,170
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,748,589	1,746,992	1,746,887
Treasury stock, at cost	(768,304)	(767,457)	(768,035)
Unallocated ESOP shares	(33,584)	(34,667)	(35,751)
Retained earnings—substantially restricted	856,555	855,318	853,657
Accumulated other comprehensive loss	(10,831)	(50,139)	(67,801)
Total shareholders’ equity	1,795,748	1,753,370	1,732,280
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$14,580,889	$14,132,511	$14,057,450

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$91,125	$90,119	$92,002	$93,584	$96,175
Investment securities available for sale	1,355	960	1,041	828	966
Other interest and dividend earning assets	981	1,011	1,033	979	814
Total interest and dividend income	93,461	92,090	94,076	95,391	97,955
INTEREST EXPENSE:
Deposits	16,896	19,251	21,617	23,461	24,545
Borrowed funds	13,824	14,995	15,061	14,852	14,999
Total interest expense	30,720	34,246	36,678	38,313	39,544
NET INTEREST INCOME	62,741	57,844	57,398	57,078	58,411
PROVISION (RELEASE) FOR CREDIT LOSSES	(1,000)	(2,000)	(2,000)	(1,000)	(4,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	63,741	59,844	59,398	58,078	62,411
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,568	2,404	2,156	2,491	2,460
Net gain on the sale of loans	113	2,187	4,305	3,423	8,911
Increase in and death benefits from bank owned life insurance contracts	2,222	2,911	2,146	2,361	3,807
Other	688	652	74	1,174	530
Total non-interest income	5,591	8,154	8,681	9,449	15,708
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,862	26,515	26,912	26,945	26,672
Marketing services	6,551	5,626	4,043	4,073	5,325
Office property, equipment and software	6,824	6,639	6,453	6,427	6,395
Federal insurance premium and assessments	2,276	2,012	2,233	2,139	2,323
State franchise tax	1,237	1,224	1,202	1,151	1,159
Other expenses	6,225	5,657	6,603	7,115	6,936
Total non-interest expense	49,975	47,673	47,446	47,850	48,810
INCOME BEFORE INCOME TAXES	19,357	20,325	20,633	19,677	29,309
INCOME TAX EXPENSE	3,512	4,185	3,618	3,696	6,300
NET INCOME	$15,845	$16,140	$17,015	$15,981	$23,009
Earnings per share
Basic	$0.06	$0.06	$0.06	$0.06	$0.08
Diluted	$0.06	$0.06	$0.06	$0.06	$0.08
Weighted average shares outstanding
Basic	277,423,493	277,225,121	276,982,904	276,864,229	276,716,978
Diluted	278,819,539	278,903,373	278,880,379	278,931,432	278,593,303

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Six Months Ended
	March 31,
	2022	2021
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$181,244	$196,301
Investment securities available for sale	2,315	1,953
Other interest and dividend earning assets	1,992	1,630
Total interest and dividend income	185,551	199,884
INTEREST EXPENSE:
Deposits	36,147	52,241
Borrowed funds	28,819	30,489
Total interest expense	64,966	82,730
NET INTEREST INCOME	120,585	117,154
PROVISION (RELEASE) FOR CREDIT LOSSES	(3,000)	(6,000)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	123,585	123,154
NON-INTEREST INCOME:
Fees and service charges, net of amortization	4,972	4,955
Net gain on the sale of loans	2,300	25,354
Increase in and death benefits from bank owned life insurance contracts	5,133	5,454
Other	1,340	1,406
Total non-interest income	13,745	37,169
NON-INTEREST EXPENSE:
Salaries and employee benefits	53,377	55,010
Marketing services	12,177	11,058
Office property, equipment and software	13,463	12,830
Federal insurance premium and assessments	4,288	4,713
State franchise tax	2,461	2,310
Other expenses	11,882	14,618
Total non-interest expense	97,648	100,539
INCOME BEFORE INCOME TAXES	39,682	59,784
INCOME TAX EXPENSE	7,697	11,773
NET INCOME	$31,985	$48,011
Earnings per share
Basic	$0.11	$0.17
Diluted	$0.11	$0.17
Weighted average shares outstanding
Basic	277,323,217	276,464,037
Diluted	278,864,945	278,291,638

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$337,915	$161	0.19%	$494,186	$190	0.15%	$494,161	$127	0.10%
Investment securities	4,044	11	1.09%	2,932	9	1.23%	—	—	—%
Mortgage-backed securities	432,012	1,344	1.24%	421,358	951	0.90%	435,847	966	0.89%
Loans (2)	12,845,756	91,125	2.84%	12,582,758	90,119	2.86%	12,892,195	96,175	2.98%
Federal Home Loan Bank stock	162,783	820	2.01%	162,783	821	2.02%	158,930	687	1.73%
Total interest-earning assets	13,782,510	93,461	2.71%	13,664,017	92,090	2.70%	13,981,133	97,955	2.80%
Noninterest-earning assets	475,938			512,102			548,229
Total assets	$14,258,448			$14,176,119			$14,529,362
Interest-bearing liabilities:
Checking accounts	$1,292,977	293	0.09%	$1,151,600	265	0.09%	$1,062,894	296	0.11%
Savings accounts	1,869,103	485	0.10%	1,835,361	557	0.12%	1,724,978	760	0.18%
Certificates of deposit	5,788,249	16,118	1.11%	5,944,470	18,429	1.24%	6,394,643	23,489	1.47%
Borrowed funds	3,282,890	13,824	1.68%	3,175,158	14,995	1.89%	3,352,317	14,999	1.79%
Total interest-bearing liabilities	12,233,219	30,720	1.00%	12,106,589	34,246	1.13%	12,534,832	39,544	1.26%
Noninterest-bearing liabilities	238,884			312,104			306,556
Total liabilities	12,472,103			12,418,693			12,841,388
Shareholders’ equity	1,786,345			1,757,426			1,687,974
Total liabilities and shareholders’ equity	$14,258,448			$14,176,119			$14,529,362
Net interest income		$62,741			$57,844			$58,411
Interest rate spread (1)(3)			1.71%			1.57%			1.54%
Net interest-earning assets (4)	$1,549,291			$1,557,428			$1,446,301
Net interest margin (1)(5)		1.82%			1.69%			1.67%
Average interest-earning assets to average interest-bearing liabilities	112.66%			112.86%			111.54%
Selected performance ratios:
Return on average assets (1)		0.44%			0.46%			0.63%
Return on average equity (1)		3.55%			3.67%			5.45%
Average equity to average assets		12.53%			12.40%			11.62%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Six Months Ended			Six Months Ended
	March 31, 2022			March 31, 2021
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$416,050	$351	0.17%	$485,375	$255	0.11%
Mortgage-backed securities	426,685	2,295	1.08%	441,696	1,953	0.88%
Loans (2)	12,714,257	181,244	2.85%	12,991,561	196,301	3.02%
Federal Home Loan Bank stock	162,783	1,641	2.02%	147,861	1,375	1.86%
Total interest-earning assets	13,719,775	185,531	2.70%	14,066,493	199,884	2.84%
Noninterest-earning assets	494,020			536,771
Total assets	$14,213,795			$14,603,264
Interest-bearing liabilities:
Checking accounts	$1,222,288	558	0.09%	$1,040,353	617	0.12%
Savings accounts	1,852,232	1,042	0.11%	1,693,536	1,674	0.20%
Certificates of deposit	5,866,360	34,547	1.18%	6,444,083	49,950	1.55%
Borrowed funds	3,229,024	28,819	1.78%	3,411,955	30,489	1.79%
Total interest-bearing liabilities	12,169,904	64,966	1.07%	12,589,927	82,730	1.31%
Noninterest-bearing liabilities	275,494			341,727
Total liabilities	12,445,398			12,931,654
Shareholders’ equity	1,771,885			1,671,610
Total liabilities and shareholders’ equity	$14,217,283			$14,603,264
Net interest income		$120,565			$117,154
Interest rate spread (3)			1.63%			1.53%
Net interest-earning assets (4)	$1,549,871			$1,476,566
Net interest margin (5)		1.76%			1.67%
Average interest-earning assets to average interest-bearing liabilities	112.74%			111.73%
Selected performance ratios:
Return on average assets		0.45%			0.66%
Return on average equity		3.61%			5.74%
Average equity to average assets		12.46%			11.45%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.